Exhibit 10.12

Wednesday, March 13, 2013

Dan Stoks

Dear Dan:

On behalf of Good Technology Corporation (the “Company”), I am pleased offer you the position of Chief Revenue Officer pending Board approval, responsible for Worldwide Sales, Services and Partners. The position is based at our company headquarters in Sunnyvale, California and reports to Christy Wyatt, President and Chief Executive Officer.

Your salary will be based on a semi-monthly rate of $15,625.00 equivalent to $375,000.00 on an annual basis, and payable in accordance with the Company’s regular payroll schedule. For each year that the Company has adopted a bonus plan or agreement for employees at your level, you will be considered for an annual incentive bonus based upon the achievement of certain objective or subjective criteria established by the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board and as set forth in a bonus plan or agreement from the Company. The target amount for any such annual incentive bonus will be 100% of your base salary. The determinations of the Board with respect to such bonus will be final and binding. You will not earn an incentive bonus unless employed by the Company on the date when such bonus is paid. For the avoidance of doubt, for any year in which the Company does not adopt a bonus plan or agreement for employees at your level, you will not be eligible to earn any bonus. You will also be eligible to receive a sign-on bonus of $100,000.00 less applicable taxes, to be paid to you with your first paycheck. The bonus must be refunded to the Company if you voluntarily terminate your employment with the Company within 12 months of your start date.

As an incentive, subject to the approval of the Company’s Board of Directors (the “Board”), the timing and extent of which approval is in the Board’s sole discretion, you will receive an option to purchase 500,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock, as determined by the Board on the date the option is granted. The Right of Repurchase (as defined in the Option Agreement) shall lapse: (i) with respect to 25% of the shares subject to your option when you complete 12 months of continuous Service (as defined in the Option Agreement); and (ii) with respect to an additional 1148th of the shares subject to your option when you complete each month of continuous Service in the ensuing 36 months thereafter. If and when granted, the option will be subject to the terms and conditions of the then-applicable stock option agreement.

Additionally, the Option Agreement shall provide that if you are subject to an Involuntary Termination (as defined therein) at any time during the period that is fifteen (15) days prior to the execution of a definitive agreement evidencing a Change in Control through the date that is twelve (12) months following the closing date of a Change in Control, the Right of Repurchase shall lapse with respect to an additional number of stock options equal to one hundred percent (100%) of the then unvested stock options.

Stock options will be submitted for approval at our Board meeting April 26th, 2013, if not sooner.

You will primarily work in the Sunnyvale Corporate office, although, as needed by the Company, you will travel to customer sites and the Company’s offices in other locations.

The Company will provide you a monthly housing allowance of $2,500.00 for a period of twenty four (24) months following commencement of employment. The company will also provide you with twenty four (24) months of travel reimbursement to and from Good Headquarters in Sunnyvale, CA.

The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice.

Your employment with the Company is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice and either you or the Company may terminate your employment at any time, with or without cause or notice. Your status as an at will employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual, except through a written agreement signed by the President of the Company.

If you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h), by the Company for a reason that is other than for (i) Cause (as defined below),(ii) death or (iii) Permanent Disability (as defined below) (each, a “Separation”) and you satisfy the following Conditions (as defined below) by the Deadline (as defined below),then you will be entitled to the following benefits, as described in (a) and (b) below. To receive the benefits described below, you must execute (and do not revoke) a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and return all Company property (collectively, the “Conditions”), in each case within thirty (30) days after the Separation (the “Deadline”):

(a) The Company will pay you a lump sum amount equal to six (6) months of your then current base salary, provided that this amount will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act) (“Severance”). Your Severance will be paid within ten (10) business days following the last day of the Deadline. In no event will your Severance be paid on a date that is later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, and (II) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if the Severance does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, the Severance will not be paid until the date which is the first day of the seventh month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

(b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the monthly premium under COBRA for you and your dependents (if applicable) until the earlier of (i) the close of the six-month period following the Separation or (ii) the expiration of your continuation coverage under COBRA.

“Cause” shall mean (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company,(b) your material breach of any agreement between you and the Company,(c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State,(e) your gross negligence or willful misconduct,(f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or Internal investigation of the Company or Its directors, officers or employees, if the Company has requested your cooperation.

“Permanent Disability” shall mean: your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

In accordance with standard Company policy, this offer is contingent upon your completing and executing the enclosed Proprietary Information and Assignment of Inventions Agreement, and completing the standard new employee enrollment documentation on your first day of work. This offer is also contingent upon acceptable references and background check, which will be initiated prior to your start date.

On your first day of work, please bring with you appropriate identification for completing the Form 1-9 which documents your eligibility to work In the U.S.

The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Enclosed you will find a summary of current Company benefits, including the Company’s PTO policy. You will receive more detailed information about these during your new employee orientation. We look forward to you joining the team and contributing to this exciting venture. You may indicate your acceptance of this offer by signing the acknowledgment below and returning the offer letter to Debbie Shotwell, Vice President, Global Human Resources, dshtowell@good.com by Friday, March 29, 2013, at which time this offer expires if not previously accepted. If you have any questions or concerns, please do not hesitate to contact me.

Very truly yours,

/s/ Mark Klopfer
Mark Klopfer, Senior Director Talent Acquisition
Good Technology Corporation

I accept the offer of employment as stated in this letter.

/s/ Dan Stoks	3-29-2013
Dan Stoks	Date

Preferred start date: TBD